Exhibit 99.1

Q1 2025 Highlights Revenue Key Financial $2.3B Measures 6% Y/Y 8% Y/Y (ex-FX) Net Income $154M 7% Net income margin Adjusted EBITDA* $417M 18% Adjusted EBITDA Margin Free Cash $1.8B Flow (“FCF”)* Trailing Twelve Month $4.4B (“TTM”) FCF* 39% TTM FCF Margin Gross Booking Key Business $24.5B Value (“GBV”) Metrics 7% Y/Y 9% Y/Y (ex-FX) Nights and 143.1M Experiences Booked 8% Y/Y *A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 2

Q1 2025 Shareholder Letter We had a strong start to 2025. In Q1, guests spent nearly $25 billion on Airbnb. Our results show that no matter what’s happening in the world, people continue to choose Airbnb. That’s because our model is inherently adaptable. We’ve proven this time and time again, from our founding during the Great Recession to going public in the middle of the pandemic. We have millions of homes in neighborhoods and cities all over the world. Guests can find stays at every price point, from budget to luxury. And for hosts, Airbnb remains an incredible way to earn extra income. As the world changes, we’ll continue to adapt. Our Q1 results are also a reflection of our focus and discipline. As we’ve shared in recent quarters, we’re focused on driving long-term growth and preparing for Airbnb’s next chapter—where we’ll offer more than a place to stay. We’ve been laying the groundwork for this transformation for years. We started by improving our core service, rolling out hundreds of upgrades that have made Airbnb easier to use, more reliable, and more ao ff rdable. We introduced features like Guest Favorites to help people easily find the best places to stay, and total price display to give them more transparency around pricing. But improving our core service wasn’t enough. To expand beyond homes, we needed an app that could support entirely new offerings. So we spent the past few years rebuilding the Airbnb app on a new technology stack. With this new platform, we can innovate faster and introduce a range of new businesses in the years ahead. We’re now ready for what’s next. On May 13, Airbnb will go beyond places to stay.

Q1 2025 Financial Results Here’s a snapshot of our Q1 2025 results: • Q1 revenue was $2.3 billion, up 6% year-over-year. Revenue increased to $2.3 billion in Q1 2025 from $2.1 billion in Q1 2024, primarily driven by solid growth in nights stayed, partially offset by a slight decrease in Average Daily Rate (“ADR”). When you exclude the impact of FX and calendar factors (the timing of Easter and the inclusion of Leap Day in Q1 2024), revenue would have increased 11%. • Q1 net income was $154 million, representing a 7% net income margin. Net income decreased to $154 million in Q1 2025 compared to $264 million in Q1 2024, primarily due to higher stock- based compensation expense largely driven by increased headcount, write-downs of certain investments in privately-held companies and lower interest income. • Q1 Adjusted EBITDA was $417 million, representing an 18% Adjusted EBITDA Margin. Adjusted EBITDA decreased to $417 million in Q1 2025 from $424 million in Q1 2024 primarily due to Q1 2024 revenue benefiting from the calendar factors described above, as well as 1 investments in product development in Q1 2025. • Q1 Free Cash Flow was $1.8 billion, representing a FCF Margin of 78%. In Q1 2025, net cash provided by operating activities was $1.8 billion compared to $1.9 billion in Q1 2024. This decrease in year-over-year cash flow was primarily driven by the decline in net income. Our 2 TTM FCF was $4.4 billion, representing a TTM FCF Margin of 39%. • Q1 share repurchases of $807 million. As of March 31, 2025, we had $11.5 billion of cash and cash equivalents, short-term investments, and restricted cash, as well as $9.2 billion of funds held on behalf of guests. Our strong cash flow enabled us to repurchase $807 million of our Class A common stock in Q1 2025. Share repurchases for the trailing twelve months totaling $3.5 billion helped us reduce our fully diluted share count from 677 million at the end of Q1 2024 to 660 million at the end of Q1 2025. As of March 31, 2025, we had the authorization to purchase up to $2.5 billion of our Class A common stock under our current share repurchase plan. Outlook In Q2 2025, we believe we are positioned to deliver strong results despite recent global economic volatility, highlighting the resilience and adaptability of our business. By offering guests a wide range of listings around the world and providing hosts economic opportunity, we believe our model can adapt to periods of consumer uncertainty. • Q2 Revenue. In Q2 2025, we expect to generate revenue of $2.99 billion to $3.05 billion, representing year-over-year growth of 9% to 11%. Revenue growth in Q2 2025 includes 1, 2 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 4 a benefit of approximately two percentage points related to the timing of Easter in 2024, which creates a favorable year-over-year comparison during the quarter. As a result, we anticipate our implied take rate in Q2 2025 to be higher than in Q2 2024. • Q2 Nights Booked and ADR. In Q2 2025, we expect year-over-year growth of Nights and Experiences Booked to moderate relative to Q1 2025. During April, we saw strong demand for Easter travel from Latin America–which remains our fastest growing region. Whereas in the U.S., we’ve seen relatively softer results, which we believe has been largely driven by broader economic uncertainties. In Q2 2025, we expect ADR to be approximately flat year-over-year. • Q2 Adjusted EBITDA. In Q2 2025, we expect Adjusted EBITDA to increase on a year-over- year basis, but for Adjusted EBITDA Margin to be flat to down slightly compared to Q2 2024. Marketing expense is expected to grow faster than revenue on a year-over-year basis in Q2 2025, partially due to our Summer Release and investments in new growth initiatives. • FY Adjusted EBITDA. For full-year 2025, consistent with our prior guidance, we expect to deliver a full-year Adjusted EBITDA Margin of at least 34.5%, maintaining our strong track record of profitability while making meaningful investments behind future growth levers. As shared in our prior shareholder letter, we plan to invest $200 million to $250 million towards launching and scaling new businesses in 2025, which we will introduce on May 13. We believe that the impact of these investments on our quarterly Adjusted EBITDA Margin will be the most pronounced during the second half of the year due to the timing of when we introduce these new offerings. We anticipate a more significant contribution to revenue growth as these businesses scale over the coming years. 5

A CLOSER LOOK Minor changes, major impact Even modest improvements can make a big difference to our users. Through thoughtful design and iteration, we developed algorithms to make filter recommendations to guests in the booking flow. We added contextualized tips to help travelers get even better value and book before time runs out. Then we simplified the checkout process so guests wouldn’t miss any steps and can book faster. Recommended filters Smarter tips More intuitive checkout We suggest filters based on what’s Guests will now know if the listing’s We used eye tracking and other available, plus the guest’s search and booking window is closing soon or UX research techniques to simplify booking history, making it easy for if they can access a discount by adding checkout, so guests can book them to find listings they’ll love. an extra night. homes quicker with fewer drop-offs. 6

Q1 2025 Business and Financial Performance Q1 2025 143.1M $24.5B Nights & Experiences Booked Gross Booking Value 8% Y/Y 7% Y/Y 9% Y/Y (ex-FX) In Q1 2025, we delivered strong growth of Nights and Experiences Booked of 8% despite the unfavorable comparison to Q1 2024, which included Leap Day. Regionally, North America contributes approximately 30% of our Nights and Experiences Booked, of which the U.S. comprises the vast majority of our business in the region. Excluding North America, Nights and Experiences Booked grew 11% year-over-year in Q1 2025. Growth continued to be driven in part by our app strategy, with nights booked on our app in Q1 2025 increasing 17% year-over-year. App bookings in Q1 accounted for 58% of total nights booked—up from 54% in the prior-year period. In Q1 2025, GBV was $24.5 billion, representing a year-over-year increase of 7%, or 9% excluding the impact of FX. The increase in Nights and Experiences Booked was partially offset by a slight decline in ADR, which was impacted by FX headwinds during the quarter. ADR was $171 in Q1 2025, declining 1% compared to Q1 2024. Excluding the impact of FX, ADR in Q1 2025 increased 1% and was up across all regions, largely due to price appreciation. Travel Trends During Q1 2025, we saw relatively consistent booking behavior by our guests in terms of market type, travel corridor, and length of stay compared to the same prior-year period. Additionally, average lead times on the platform during Q1 2025 were generally stable year-over-year. Geographic Performance Airbnb is in over 220 countries and regions, and yet the majority of our business is in five countries. This represents a significant opportunity for us. While our timing and investment level vary by market, our strategy is consistent: make Airbnb local and relevant. In each market, we focus on finding product- market fit, increasing awareness, and driving traffic. We are excited with the results we have seen so far. For the past five quarters, the average growth rate of gross nights booked on an origin basis in our expansion markets significantly outperformed our core markets. In fact, the average growth rate was more than twice that of our core markets in Q1 2025. Over the coming years, we will continue to prioritize our eo ff rts to close the consideration gap and accelerate penetration levels. • North America: In North America, we saw low-single digits Nights and Experiences Booked growth in Q1 2025 compared to Q1 2024. ADR in North America increased 2% in Q1 2025 7 compared to Q1 2024 (or 3% ex-FX), primarily driven by mix shift. Growth in short-term stays and entire homes continued to outpace long-term stays (trips of 28 days or more) and Airbnb rooms, respectively, helping to drive the mix shift. In Q1 2025, we continued to see demand grow year-over-year in North America despite broad macro uncertainty. The vast majority of nights booked in the U.S. are by domestic travelers —only a single-digit percentage of global nights booked are international inbound to the U.S. Looking at specific corridors, while we saw softness in travel from Canada to the U.S. during the end of Q1 2025, Canadian guests continued to travel on Airbnb. For instance, nights booked by Canadian guests to destinations in Mexico increased 27% year-over-year in March. Additionally, global year-over-year nights booked from Canadian guests in March was higher than in Q4 2024. • EMEA: In EMEA, we saw mid-single digits Nights and Experiences Booked growth in Q1 2025 compared to Q1 2024. ADR in EMEA increased 2% in Q1 2025 compared to Q1 2024 (or 4% ex-FX), primarily driven by continued price appreciation and mix shift. • Latin America: In Latin America, we saw low-20s Nights and Experiences Booked growth in Q1 2025 compared to Q1 2024. ADR in Latin America declined 7% in Q1 2025 compared to Q1 2024, primarily driven by FX. On an ex-FX basis, ADR increased 2% compared to Q1 2024, due to price appreciation. While we've seen strong results throughout Latin America, Brazil remains one of the fastest growing countries in the world on Airbnb. In Brazil, origin nights booked grew 27% in Q1 2025–an acceleration from Q4 2024. First-time booker growth also picked up sequentially, reaching over 30% in Q1 2025. To better meet the needs of our guests in this market, we introduced a local payment method last year, Pix, which led to an uplift in bookings and first-time bookers. As we continue to expand globally, product localization will remain a key priority for each country. • Asia Pacific: In Asia Pacific, we saw mid-teens Nights and Experiences Booked growth in Q1 2025 compared to Q1 2024. ADR in Asia Pacific declined 1% in Q1 2025 compared to Q1 2024, primarily driven by FX. On an ex-FX basis, ADR increased 3% compared to Q1 2024, due to price appreciation. Late last year, in order to raise awareness of Airbnb to Japanese travelers, we launched a brand campaign centered on domestic travel. While still early, we were encouraged by the results. In Q1 2025, we saw both first-time bookers and domestic nights booked in Japan increase double digits with domestic nights growing over 20% year-over-year. Supply Our active listings continued to grow at a healthy pace in Q1 2025, with supply growing approximately in-line with Nights and Experienced Booked. We continued to see growth in both high-density urban and non-urban destinations, with the most growth in those regions with the highest demand—Latin America and Asia Pacific. Our supply growth strategy is focused on: 8

• Targeted acquisition. Ensuring we have sufficient supply in supply constrained markets. • Calendar availability. Helping existing hosts to host more often. For instance, to make it even easier, we introduced Co-Host Network last year. Whether it’s setting up a listing, welcoming guests, or cleaning, a co-host can help. • Quality listings. Removing low-quality supply and making it easier for guests to find the best places to stay. Since we launched our updated hosting quality system in 2023, we’ve removed over 450,000 listings, and have seen a reduction in customer service issue rates and credit card chargeback rates. We also made it easier for guests to find the best places to stay with Guest Favorites. Since launch, we have seen over 350 million nights booked at Guest Favorite listings. Additionally, in Q1 2025, nights booked at listings managed by Superhosts increased 15% year-over-year. 9

Q1 2025

$2.3B	$154M	$417M
Revenue 6% Y/Y 8% Y/Y (ex-FX)	**Net Income** 7% Margin	**Adjusted EBITDA** 18% Margin
$1.8B	**$1.8B**	**$4.4B**
Net Cash Provided by Operating Activities	**Free Cash Flow**	**TTM Free Cash Flow**

We generated $2.3 billion of revenue during Q1 2025, representing a year-over-year increase of 6%. As described in our prior shareholder letter, calendar factors, including the timing of Easter and Leap Day in Q1 2024, presented a three percentage point headwind to year-over-year revenue growth in Q1 2025. Additionally, FX contributed to an approximately two percentage point headwind to Q1 2025 revenue. Excluding the impact of these calendar factors and FX, revenue would have increased 11%.

Net income in Q1 2025 was $154 million compared to $264 million in Q1 2024. The year-over-year decline in net income was primarily due to higher stock-based compensation expense largely driven by increased headcount, one-time write-downs of certain investments in privately-held companies and lower interest income. Net income margin was 7% in Q1 2025 compared to 12% in Q1 2024.

Adjusted EBITDA in Q1 2025 of $417 million was down slightly compared to $424 million of Adjusted EBITDA in Q1 2024 primarily due to Q1 2024 revenue benefiting from the calendar factors described above, as well as investments in product development in Q1 2025.[3]

We generated $1.8 billion of FCF during Q1 2025, highlighting the strength of our cash-generating business model.

Monetization and Take Rate

During Q1 2025, the implied take rate (defined as revenue divided by GBV) of 9.3% was flat year-over-year, as revenue related to the benefit from the additional service fee amount for cross-currency bookings was offset by the timing of Easter in Q1 2024.

During Q2 2024, we began charging an additional service fee amount for cross-currency bookings. The change does not affect the majority of our guests as cross-currency transactions comprise approximately 20% of our GBV. In addition, since the introduction of paid guest travel insurance in 2022, we've been gradually offering it in more countries and now have it available in 12 of our largest countries.

[3] A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

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Quarterly Revenue ($M) $3,000M $ Q 31 2 ,000M 025 revenue of $2.3 billion increased 6% compared to Q1 2024. Y/Y Change Y/Y Change 6% 6% 18% 18% $2,250M 20% $2,250M 20% $3,000M Y/Y Change $2,272 $2,142 $2,272 6% $2,142 18% $1,500M $1,500M $1,818 $2,250M $1,818 20% $2,272 $2,142 $750M $750M $1,500M $1,818 $0M $0M $750M Q1 2023 Q1 2024 Q1 2025 Q1 2023 Q1 2024 Q1 2025 $0M Q1 2023 Q1 2024 Q1 2025 Quarterly Net Income ($M) Net income in Q1 2025 was $154 million, representing a net income margin of 7%. 12% $300M Net income 12% $300M Net income % of revenue % of revenue $225M $264 $225M $264 12% $300M Net income 7% 7% % of revenue 6% $150M 6% $150M $225M $264 $154 $154 7% $75M $117 $75M $117 6% $150M $154 $0M $0M $75M $117 Q1 2023 Q1 2024 Q1 2025 Q1 2023 Q1 2024 Q1 2025 $0M Q1 2023 Q1 2024 Q1 2025 Quarterly Adjusted EBITDA ($M)* Our Q1 2025 Adjusted EBITDA of $417 million represented an 18% Adjusted EBITDA Margin. $500M Adjusted EBITDA $500M 20% 18% 20% Adjusted EBITDA 18% % of revenue % of revenue $375M $375M $500M $424 $417 $424 Adjusted EBITDA 20% $417 18% 14% 14% % of revenue $250M $250M $375M $424 $417 $262 $262 14% $125M $125M $250M $262 $0M $0M $125M Q1 2023 Q1 2024 Q1 2025 Q1 2023 Q1 2024 Q1 2025 $0M Q1 2023 Q1 2024 Q1 2025 *A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter. 11

Quarterly Net Cash Provided by Operating Activities ($M)

In Q1 2025, net cash provided by operating activities was $1.8 billion.



$2,000M
$1,500M
$1,000M
$500M
$0M
87%
90%
79%
$1,587
$1,923
$1,789
Q1 2023
Q1 2024
Q1 2025
Net cash provided by operating activities % of revenue

Quarterly Free Cash Flow ($M)*

We generated $1.8 billion of Free Cash Flow in Q1 2025.



$2,000M
$1,500M
$1,000M
$500M
$0M
87%
89%
78%
$1,581
$1,909
$1,781
Q1 2023
Q1 2024
Q1 2025
Free Cash Flow % of revenue

TTM Free Cash Flow ($M)*

We generated $4.4 billion of TTM FCF as of Q1 2025, representing a TTM FCF Margin of 39%.



$5,000M
$3,750M
$2,500M
$1,250M
$0M
44%
41%
39%
$3,790
$4,165
$4,356
Q1 2023
Q1 2024
Q1 2025
TTM Free Cash Flow % of TTM revenue

*A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

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Shares (M) We repurchased $807 million of Class A common stock during Q1 2025 to help manage the impact of share dilution. 800M Fully Diluted 697 677 Share Count 660 67 41 41 41 Stock Based Awards & 600M Warrants Outstanding 636 630 619 Common Shares Outstanding 400M 200M 0M Mar 2023 Mar 2024 Mar 2025 13

Balance Sheet and Cash Flows For the three months ended March 31, 2025, we reported $1.8 billion of net cash provided by operating activities and $1.8 billion of FCF, compared to $1.9 billion and $1.9 billion, respectively, for the three months 4 ended March 31, 2024. As of March 31, 2025, we had $11.5 billion of cash and cash equivalents, short-term investments, and restricted cash, as well as $9.2 billion of funds held on behalf of guests. Capital Allocation During Q1 2025, we repurchased $807 million of our Class A common stock. As of March 31, 2025, we had $2.5 billion remaining under our $6 billion repurchase authorization. The repurchase program continues to be executed as part of our broader capital allocation strategy which prioritizes investments in organic growth, strategic acquisitions where relevant, and return of capital to shareholders, in that order. Our strong balance sheet and significant cash flow generation provides us the opportunity to pursue all three capital allocation priorities. In addition to our share repurchase plan, we often use corporate cash to make required tax payments associated with the vesting of employee RSUs, and withhold a corresponding number of shares from employees, rather than selling employee shares on their behalf to cover related taxes. Since the inception of our share repurchases in Q3 2022, our fully diluted share count has decreased approximately 6%, driven in part by our share repurchases and cash used for employee tax obligations totaling $10.3 billion. Earnings Webcast Airbnb will host an audio webcast to discuss its first quarter results at 1:30 p.m. PT / 4:30 p.m. ET on May 1, 2025. The link to the webcast will be made available on the Investor Relations website at https://investors.airbnb.com. Interested parties can register for the call in advance by visiting https://registrations.events/direct/ Q4I66365205. After registering, instructions will be shared on how to join the call. Investor Relations Contact: ir@airbnb.com Press Contact: contact.press@airbnb.com About Airbnb Airbnb was born in 2007 when two hosts welcomed three guests to their San Francisco home, and has since grown to over 5 million hosts who have welcomed over 2 billion guest arrivals in almost every country across the globe. Every day, hosts offer unique stays and experiences that make it possible for guests to connect with communities in a more authentic way. 14

Forward-Looking Statements This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward- looking, including, but not limited to, statements regarding the future performance of Airbnb, Inc. and its consolidated subsidiaries (the “Company”), including its financial outlook for the second quarter of 2025 and the fiscal year 2025; the other expectations described under “Outlook” above; the Company’s expectations regarding travel trends and the travel industry generally; the Company’s strategic priorities and investments, including those in certain markets; the Company’s expectations with respect to the demand for bookings, and expectations with respect to increases in and the quality of active listings; the Company’s expectations regarding cross-border travel; the Company’s expectation of attracting and retaining more hosts; the Company’s expectations regarding increases in guest arrivals; the growth of active listings; the Company’s expectations regarding international expansion; the Company’s expectations regarding long-term stays through its platform; the Company’s expectations regarding its investments in sales and marketing; the Company’s expectations regarding bookings around major holidays or events; the Company’s plans regarding guest service fees and cross-currency bookings and the impact on take rate; the Company’s expectations regarding its financial performance, including its revenue, implied take rate, Adjusted EBITDA, and Adjusted EBITDA Margin; the Company’s expectations regarding future operating performance, including Nights and Experiences Booked and GBV; the Company’s expectations regarding ADR; the anticipated tax rate; the Company’s expectations with respect to stock-based compensation expense; the Company’s share repurchase program; the Company’s expectations for product and services growth and enhancements, including the ongoing impact and results from platform enhancements or new features and the Company’s expectations regarding the success of its 2025 Summer Release and offerings beyond accommodations; and the Company’s business strategy, plans, and objectives for future operations. In some cases, forward- looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “outlook,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, the travel industry, travel trends, and the global economy generally; the Company’s ability to retain existing hosts and guests and add new hosts and guests; any decline or disruption in the travel and hospitality industries or economic downturn; the Company’s ability to compete successfully; changes to the laws and regulations that may limit the Company’s hosts’ ability and willingness to provide their listings, and/or result in significant fines, liabilities, and penalties to the Company; the effect of extensive regulation and oversight, litigation, and other proceedings related to the Company’s business in a variety of areas; the Company’s ability to maintain its brand and reputation, and effectively drive traffic to its platform; the effectiveness of the Company’s strategy and business initiatives; the Company’s operations in international markets; the Company’s level of indebtedness; the Company’s final accounting closing procedures, final adjustments, and other developments that may arise in the course of audit and review procedures; and changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the 15

“SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 and any subsequent filings, which are or will be on file with the SEC and available on the investor relations page of the Company’s website. All forward-looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter. The information that can be accessed through hyperlinks or website addresses included herein is deemed not to be incorporated in or part of this letter. Non-GAAP Financial Measures In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we review financial measures that are not calculated and presented in accordance with GAAP (“non-GAAP financial measures”). We believe our non-GAAP financial measures are useful in evaluating our operating performance. We use various non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided below. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. Our non-GAAP financial measures include Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Margin, trailing twelve months (“TTM”) Free Cash Flow, TTM Free Cash Flow Margin, and revenue change excluding the effect of changes in foreign exchange rates (“ex-FX”). Adjusted EBITDA is defined as net income or loss adjusted for (i) provision for (benefit from) income taxes; (ii) other income (expense), net, and interest income; (iii) depreciation and amortization; (iv) stock- based compensation expense; (v) acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements; (vi) lodging taxes for which we may have joint and several liability with hosts for collecting and remitting such taxes, withholding taxes on payments made to such hosts, and any related settlements and transactional taxes where there is significant ambiguity as to how the taxes apply to our platform; and (vii) restructuring charges. The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. Reconciliations of expected Adjusted EBITDA and Adjusted EBITDA Margins to corresponding net income (loss) and net income (loss) margins have not been provided because of the unpredictability of certain of the items excluded from Adjusted EBITDA and because we cannot determine their probable significance. We believe Adjusted EBITDA provides useful information to investors and 16 others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted EBITDA in this letter because it is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluating performance, and performing strategic planning and annual budgeting. Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following: • Adjusted EBITDA does not reflect interest income and other income (expense), net, which include unrealized and realized gains and losses on foreign currency exchange, investments, and financial instruments; • Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash requirements for such replacements or for new capital expenditure requirements; • Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy; • Adjusted EBITDA excludes acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements. The contingent consideration, which was in the form of equity, was valued as of the acquisition date and is marked-to-market at each reporting period based on factors including our stock price; • Adjusted EBITDA does not reflect lodging taxes for which we may have joint and several liability with hosts for collecting and remitting such taxes, withholding taxes on payments made to such hosts, and any related settlements and transactional taxes where there is significant ambiguity as to how the taxes apply to our platform; and • Adjusted EBITDA does not reflect restructuring charges, which include impairment of operating lease right-of-use assets and leasehold improvements. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, including net income (loss) and our other GAAP results. Free Cash Flow represents net cash provided by operating activities less purchases of property and equipment. We believe Free Cash Flow is a meaningful indicator of liquidity that provides information to management and investors about the amount of cash generated from operations that, after purchases of property and equipment, can be used for strategic initiatives, including continuous investment in our business, growth through acquisitions, and strengthening our balance sheet. Our Free Cash Flow is impacted by the timing of GBV because we collect our service fees at the time of booking, which is 17 generally before a stay or experience occurs. Funds held on behalf of our hosts and guests and amounts payable to our hosts and guests do not impact Free Cash Flow, except interest earned on these funds. Free Cash Flow Margin is defined as Free Cash Flow divided by revenue. We track our TTM Free Cash Flow to account for the timing difference in when we receive cash from service fees, which is at the time of booking. Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by operating activities. Free Cash Flow does not reflect our ability to meet future contractual commitments and may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure. TTM Free Cash Flow Margin is defined as TTM Free Cash Flow divided by TTM revenue. In addition to the actual amount or percentage change, we disclose the amount or percentage change in our current period results for revenue, GBV, Adjusted EBITDA, and ADR from the corresponding prior period results by comparing results using constant currencies. We present constant currency amounts and change rate information to provide a framework for assessing how our revenue, GBV, net income (loss), Adjusted EBITDA, and ADR performed excluding the effect of changes in foreign exchange rates. We use the amounts and percentage change in constant currency revenues, GBV, net income (loss), Adjusted EBITDA, and ADR for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe the presentation of results on a constant currency basis in addition to the U.S. GAAP presentation helps improve the ability to understand our performance because it excludes the effects of foreign currency volatility that are not indicative of our core operating results. We calculate the percentage change in constant currency by determining the change in the current period over the prior comparable period where current period foreign currency amounts are translated using the exchange rates of the comparative period. Share Repurchases Share repurchases under our share repurchase program may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions, or by any combination of such methods. Any such repurchases will be made from time to time subject to market and economic conditions, applicable legal requirements and other relevant factors. Our share repurchase program does not obligate us to repurchase any specific number of shares and may be modified, suspended, or terminated at any time at our discretion. 18

Quarterly Summary

	2023				2024				2025
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Nights and Experiences Booked	121.1M	115.1M	113.2M	98.8M	132.6M	125.1M	122.8M	111.0M	143.1M
Y/Y	19%	11%	14%	12%	9%	9%	8%	12%	8%
Gross Booking Value	$20.4B	$19.1B	$18.3B	$15.5B	$22.9B	$21.2B	$20.1B	$17.6B	$24.5B
Y/Y	19%	13%	17%	15%	12%	11%	10%	13%	7%
Gross Booking Value per Night and Experience Booked (or ADR)	$168.43	$166.01	$161.38	$156.73	$172.88	$169.53	$163.64	$158.13	$171.34
Y/Y	-%	1%	3%	3%	3%	2%	1%	1%	(1)%

	2023				2024				2025
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Revenue	$1,818M	$2,484M	$3,397M	$2,218M	$2,142M	$2,748M	$3,732M	$2,480M	$2,272M
Y/Y	20%	18%	18%	17%	18%	11%	10%	12%	6%
FX Neutral Y/Y	24%	19%	14%	14%	18%	11%	10%	12%	8%
Net income (loss)	$117M	$650M	$4,374M	$(349)M	$264M	$555M	$1,368M	$461M	$154M
Adjusted EBITDA	$262M	$819M	$1,834M	$738M	$424M	$894M	$1,958M	$765M	$417M
Net cash provided by operating activities	$1,587M	$909M	$1,325M	$63M	$1,923M	$1,051M	$1,078M	$466M	$1,789M
Free Cash Flow	$1,581M	$900M	$1,310M	$46M	$1,909M	$1,043M	$1,074M	$458M	$1,781M
TTM Net cash provided by operating activities	$3,815M	$3,923M	$4,284M	$3,884M	$4,220M	$4,362M	$4,115M	$4,518M	$4,384M
TTM Free Cash Flow	$3,790M	$3,894M	$4,246M	$3,837M	$4,165M	$4,308M	$4,072M	$4,484M	$4,356M

	2023				2024				2025
	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31
Cash and other liquid assets (1)	$10,624M	$10,369M	$10,986M	$10,095M	$11,128M	$11,286M	$11,280M	$10,636M	$11,532M
Funds receivable and amounts held on behalf of customers	$7,760M	$9,144M	$5,986M	$5,869M	$8,737M	$10,342M	$6,573M	$5,931M	$9,175M
Unearned fees	$2,172M	$2,347M	$1,467M	$1,427M	$2,434M	$2,621M	$1,657M	$1,616M	$2,723M

[1] Includes cash and cash equivalents, restricted cash, and short-term investments.

19

Condensed Consolidated Statements of Operations Unaudited (in millions, except per share amounts) Three Months Ended March 31 2024 2025 Revenue $2,142 $2,272 Costs and expenses: Cost of revenue 480 506 Operations and support (1) 285 303 Product development (1) 475 568 Sales and marketing (1) 514 563 General and administrative (1) 287 294 Total costs and expenses 2,041 2,234 Income from operations 101 38 Interest income 202 173 Other expense, net (10) (38) Income before income taxes 293 173 Provision for income taxes 29 19 Net income $264 $154 Net income per share attributable to Class A and Class B common stockholders: Basic $0.41 $0.25 Diluted $0.41 $0.24 Weighted-average shares used in computing net income per share attributable to Class A and Class B common stockholders: Basic 638 621 Diluted 654 632 (1) Includes stock-based compensation expense as follows (in millions): Three Months Ended March 31 2024 2025 Operations and support $19 $21 Product development 185 230 Sales and marketing 35 44 General and administrative 56 63 Stock-based compensation expense $295 $358 20

Condensed Consolidated Balance Sheets Unaudited (in millions) December 31, 2024 March 31, 2025 Assets Current assets: Cash and cash equivalents $6,864 $7,600 Short-term investments 3,747 3,892 Funds receivable and amounts held on behalf of customers 5,931 9,175 Prepaids and other current assets 638 628 Total current assets 17,180 21,295 Deferred income tax assets 2,439 2,459 Goodwill and intangible assets, net 777 775 Other assets, noncurrent 563 527 Total assets $20,959 $25,056 Liabilities and Stockholders’ Equity Current liabilities: Accrued expenses, accounts payables, and other current liabilities $2,614 $2,836 Funds payable and amounts payable to customers 5,931 9,175 Current portion of long-term debt - 1,996 Unearned fees 1,616 2,723 Total current liabilities 10,161 16,730 Long-term debt 1,995 - Other liabilities, noncurrent 391 389 Total liabilities 12,547 17,119 Stockholders’ equity: Common stock - - Additional paid-in capital 12,602 12,841 Accumulated other comprehensive income (loss) 35 (21) Accumulated deficit (4,225) (4,883) Total stockholders’ equity 8,412 7,937 Total liabilities and stockholders’ equity $20,959 $25,056 21

Condensed Consolidated Statements of Cash Flows Unaudited (in millions) Three Months Ended March 31 2024 2025 Cash flows from operating activities: Net income $264 $154 Adjustments to reconcile net income to cash provided by operating activities: Depreciation and amortization 14 25 Stock-based compensation expense 295 358 Other, net 4 71 Changes in operating assets and liabilities: Prepaids and other assets 13 (79) Accrued expenses and other liabilities 325 155 Unearned fees 1,008 1,105 Net cash provided by operating activities 1,923 1,789 Cash flows from investing activities: Purchases of short-term investments (826) (766) Sales and maturities of short-term investments 756 623 Other investing activities, net (14) (8) Net cash used in investing activities (84) (151) Cash flows from financing activities: Taxes paid related to net share settlement of equity awards (155) (152) Proceeds from exercise of equity awards 46 30 Repurchases of common stock (750) (807) Change in funds payable and amounts payable to customers 2,993 3,074 Net cash provided by financing activities 2,134 2,145 Effect of exchange rate changes on cash, cash equivalents, (111) 207 and restricted cash Net increase in cash, cash equivalents, and restricted cash 3,862 3,990 Cash, cash equivalents, and restricted cash, beginning of period 12,667 12,760 Cash, cash equivalents, and restricted cash, end of period $16,529 $16,750 22

Key Business Metrics Three Months Ended March 31 2024 2025 Nights and Experiences Booked 132.6M 143.1M Gross Booking Value $22.9B $24.5B We track certain key business metrics to measure our performance, identify trends, formulate financial projections, and make strategic decisions. Our key business metrics include GBV and Nights and Experiences Booked. GBV represents the dollar value of bookings on our platform in a period and is inclusive of host earnings, service fees, cleaning fees, and taxes, net of cancellations and alterations that occurred during that period. Nights and Experiences Booked on our platform in a period represents the sum of the total number of nights booked for stays and the total number of seats booked for experiences, net of cancellations and alterations that occurred in that period. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies that may calculate similarly titled metrics in a different way. 23

Reconciliations of Non-GAAP Financial Measures

The following is a reconciliation of net income (loss) to Adjusted EBITDA.

Adjusted EBITDA Reconciliation

(in millions, except percentages)

									Three Months Ended
	Mar31 2023	Jun30 2023	Sept30 2023	Dec31 2023	Mar31 2024	Jun30 2024	Sept30 2024	Dec31 2024	Mar31 2025
Revenue	$1,818	$2,484	$3,397	$2,218	$2,142	$2,748	$3,732	$2,480	$2,272
Net income (loss)	$117	$650	$4,374	$(349)	$264	$555	$1,368	$461	$154
Adjusted to exclude the following:									
Provision for (benefit from) income taxes	13	26	(2,695)	(34)	29	126	367	161	19
Other (income) expense, net	11	38	9	79	10	42	(3)	(9)	38
Interest income	(146)	(191)	(192)	(192)	(202)	(226)	(207)	(183)	(173)
Depreciation and amortization	11	9	8	16	14	14	15	22	25
Stock-based compensation expense	240	304	286	290	295	382	362	368	358
Acquisition-related impacts	12	(15)	3	(3)	6	1	(2)	(12)	-
Lodging taxes, host withholding taxes, and transactional taxes, net	4	(2)	41	931	8	-	58	(43)	(4)
Adjusted EBITDA	$262	$819	$1,834	$738	$424	$894	$1,958	$765	$417
Net income (loss) margin	6%	26%	129%	(16)%	12%	20%	37%	19%	7%
Adjusted EBITDA Margin	14%	33%	54%	33%	20%	33%	52%	31%	18%

24

The following is a reconciliation of net cash provided by operating activities to Free Cash Flow.

Free Cash Flow Reconciliation

(in millions, except percentages)

								Three Months Ended	
	Mar 31 2023	Jun 30 2023	Sept 30 2023	Dec 31 2023	Mar 31 2024	Jun 30 2024	Sept 30 2024	Dec 31 2024	Mar 31 2025
Revenue	$1,818	$2,484	$3,397	$2,218	$2,142	$2,748	$3,732	$2,480	$2,272
TTM Revenue	$8,708	$9,088	$9,601	$9,917	$10,241	$10,505	$10,840	$11,102	$11,232
Net cash provided by operating activities	$1,587	$909	$1,325	$63	$1,923	$1,051	$1,078	$466	$1,789
Purchases of property and equipment	(6)	(9)	(15)	(17)	(14)	(8)	(4)	(8)	(8)
Free Cash Flow	$1,581	$900	$1,310	$46	$1,909	$1,043	$1,074	$458	$1,781
Net cash provided by operating activities margin	87%	37%	39%	3%	90%	38%	29%	19%	79%
Free Cash Flow Margin	87%	36%	39%	2%	89%	38%	29%	18%	78%
TTM Net cash provided by operating activities	$3,815	$3,923	$4,284	$3,884	$4,220	$4,362	$4,115	$4,518	$4,384M
TTM Free Cash Flow	$3,790	$3,894	$4,246	$3,837	$4,165	$4,308	$4,072	$4,484	$4,356M
TTM Net cash provided by operating activities margin	44%	43%	45%	39%	41%	42%	38%	41%	39%
TTM Free Cash Flow Margin	44%	43%	44%	39%	41%	41%	38%	40%	39%

25

Think outside the hotel Our “Get an Airbnb” campaign focuses on showcasing the unique advantages of choosing an Airbnb over a traditional hotel. Our latest commercial taps into another one of those truths—in a hotel, the world beyond your room is limited to the lobby. But in an Airbnb, you can open your door to a forest. For the first time, we’ve brought our animated world to life in full-screen, showing how we unlock stays that go far beyond four walls. It’s one of the many ways we’re helping more people discover what makes staying in an Airbnb so special. 26